Aston Funds

                                EXHIBIT TO ITEM 77Q1(b)

                             Amendments to Investment Practices

      Aston/TAMRO Large Cap Value Fund

WHEREAS,  the Board of Trustees of Aston
          Funds has previously established and
          designated Aston/TAMRO Large Cap Value Fund as a series of the Aston Funds; therefore be it

RESOLVED, that the name of the series of the Trust currently designated as Aston/TAMRO
          Large Cap Value Fund shall be changed to the Aston/TAMRO All Cap Value Fund (the "Fund"); and

FURTHER
RESOLVED, that the following non-fundamental investment policy currently applicable to the Fund be and hereby is eliminated:

              "Under normal conditions, the Fund
              invests at least 80% of its assets in
              common stocks of improving quality,
              large-cap companies"; and

FURTHER
RESOLVED, that appropriate notice of the foregoing change be sent to the shareholders of the Fund not less than 60 days prior to the effectiveness of such change; and

FURTHER
RESOLVED, that an appropriate supplement to the Prospectus and Statement of Additional
          Information be prepared and filed with the Securities and Exchange Commission; and

Enabling Resolution

FURTHER
RESOLVED, that the officers of the Trust, or their designees, be and hereby are, authorized and directed to do any and all such lawful acts as may be necessary or appropriate to perform and carry out the preceding resolutions.